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                                                                                                   EXHIBIT 11
                                                                                                   ----------


                          TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
             PRIMARY AND FULLY DILUTED EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                             (In thousands, except per-share amounts.)


                                                              For Three Months Ended    For Six Months Ended
                                                              ----------------------    ---------------------
                                                                June 30     June 30      June 30     June 30
                                                                  1996        1995         1996        1995
                                                                -------     -------      -------     -------
Net income...................................................  $ 75,596    $278,233     $238,832    $508,223
  Add:
    Interest, net of tax and profit sharing effect, on
      convertible debentures assumed converted...............       460         410          921         817
                                                                 ------     -------      -------     -------
Adjusted net income..........................................  $ 76,056    $278,643     $239,753    $509,040
                                                                =======     =======      =======     =======


Earnings per Common and Common Equivalent Share:
Weighted average common shares outstanding...................   189,530     187,205      189,486     186,445
  Weighted average common equivalent shares:
    Stock option and compensation plans......................     2,583       3,261        2,407       2,876
    Convertible debentures...................................     2,493       2,982        2,493       2,983
                                                                -------     -------      -------     -------
Weighted average common and common equivalent shares.........   194,606     193,448      194,386     192,304
                                                                =======     =======      =======     =======


Earnings per Common and Common Equivalent Share..............  $   0.39    $   1.44     $   1.23    $   2.65


Earnings per Common Share Assuming Full Dilution:
Weighted average common shares outstanding...................   189,530     187,205      189,486     186,445
  Weighted average common equivalent shares:
    Stock option and compensation plans......................     2,583       3,797        2,409       3,997
    Convertible debentures...................................     2,493       2,982        2,493       2,983
                                                                -------     -------      -------     -------
Weighted average common and common equivalent shares.........   194,606     193,984      194,388     193,425
                                                                =======     =======      =======     =======

Earnings per Common Share Assuming Full Dilution.............  $   0.39    $   1.44     $   1.23    $   2.63

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